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                                                                    EXHIBIT 23.1


                          CONSENT OF INDEPENDENT REGISTERED
                                PUBLIC ACCOUNTING FIRM


The Board of Directors
Citizens First Financial Corp.
Bloomington, Illinois

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated January 23, 2004 on our audits of the consolidated financial statements of Citizens First Financial Corp. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which report is included in Citizens First Financial Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003, which annual report is incorporated by reference in this registration statement. We also consent to the reference of our firm under the caption "Experts."



Decatur, Illinois
January 21, 2005